Exhibit 5.1

KNOT Offshore Partners LP 2 Queen’s Cross, Aberdeen Aberdeenshire AB15 4YB United Kingdom

Our reference: 28422.50007/80465320v4

January 10, 2017

Registration Statement on Form F-3 – Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Partnership”), and various of its subsidiaries and affiliates, in connection with the issuance and sale by the Partnership of up to 2,875,000 common units (the “Units”) pursuant to the Partnership’s Registration Statement on Form F-3 (No. 333-195976) (the “Registration Statement”), the preliminary prospectus supplement dated January 4, 2017 (the “Preliminary Prospectus”) to the base prospectus dated May 28, 2014 and the prospectus supplement dated January 4, 2017 (the “Prospectus”) to the base prospectus dated May 28, 2014.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	the Prospectus;

(iv)	the Underwriting Agreement, dated January 4, 2017 (the “Underwriting Agreement”), among the Partnership, KNOT Offshore Partners GP LLC, a Marshall Islands limited liability company (the “General Partner”), KNOT Offshore Partners UK LLC, a Marshall Islands limited liability company (“KNOT UK”, and together with the Partnership and the General Partner, the “Marshall Islands Entities”), Knot Shuttle Tankers AS, a Norwegian company, and the underwriter named therein;

(v)	the First Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”) dated as of April 15, 2013; and

(vi)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Marshall Islands Entities and their affiliates as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that the Underwriting Agreement has been duly and validly authorized by the parties thereto (other than the Marshall Islands Entities), and executed and delivered by such parties thereto; and

(ii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Marshall Islands Entities and their affiliates and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Marshall Islands Entities in the Underwriting Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act).

We consent to the discussion of this opinion in the Registration Statement, the Preliminary Prospectus and the Prospectus, the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP